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                                                                   Exhibit 99.1

                              FOR IMMEDIATE RELEASE

Contacts:

Beckman Coulter                             Orchid BioSciences
(714) 773-7620                              (609) 750-2221
Jeanie Herbert                              Tracy J. Henrikson
Director, Investor Relations                Director, Corporate Communications


                BECKMAN COULTER ACQUIRES ORCHID'S SNP GENOTYPING
                            INSTRUMENTATION BUSINESS
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FULLERTON, CA. AND PRINCETON, N.J., Dec. 20, 2002 - Beckman Coulter, Inc. (NYSE:
BEC) and Orchid BioSciences, Inc. (Nasdaq: ORCH) today announced that Beckman Coulter has acquired certain assets of Orchid's including SNP (single nucleotide polymorphism) genotyping instruments, bioinformatic software and related consumables business.

Under the terms of the agreement, Orchid received from Beckman Coulter a combination of cash payments and certain debt assumption, and Beckman Coulter also assumed certain obligations to third parties related to Orchid's reagents and instrument leases. Further financial details were not disclosed.

"This is a significant addition to Beckman Coulter's systems biology platform, strengthening our genomics solutions portfolio by allowing us to pursue opportunities for SNP analysis in clinical research, clinical trial and diagnostic applications," said George Bers, president of Beckman Coulter's life science research division. "In addition, the acquisition of these assets expands our current microarray solutions from proteomics to genomics."

Beckman Coulter has acquired rights to the SNP genotyping instrumentation, reagents and software formerly marketed by Orchid Life Sciences, and received an exclusive license to use Orchid's SNP-IT(TM) SNP analysis technology in products sold to the research and specialty testing markets. In addition, Beckman Coulter was granted a non-exclusive license to use SNP-IT in the field of diagnostics. Orchid retains rights to use SNP-IT technology in the diagnostics market, as well as in all of its genoprofiling service businesses, including identity testing for forensics and paternity and pharmacogenetic testing for personalized medicine. Orchid will continue to use SNP-IT technology to provide advanced clinical-quality SNP genotyping services to pharmaceutical and agricultural customers. Orchid retains rights to its portfolio of SNP technology patents, as well as to its existing Platform Propagation(TM) SNP technology license agreements. Beckman Coulter has the exclusive rights to grant further licenses in the fields of life science research and specialty testing.

"We believe that Beckman Coulter, a global leader in life sciences and diagnostic systems, has the resources and expertise to realize the potential value of Orchid's powerful SNP-IT technology," said George Poste, DVM, Ph.D., chairman of Orchid. "We look forward to continuing to leverage our SNP technology by providing innovative genoprofiling services to the growing identity genomics, agricultural and personalized healthcare sectors."

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BECKMAN COULTER ACQUIRES ORCHID'S SNP GENOTYPING INSTRUMENTATION
BUSINESS...2 OF 2


"The sale of assets of our Orchid Life Sciences business to Beckman Coulter marks another milestone in our ongoing progress to sharpen our business focus, reduce operating expenses, strengthen our cash balances and position Orchid to achieve profitability in the latter part of next year," said Andrew P. Savadelis, senior vice president and chief financial officer of Orchid.

About Beckman Coulter
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Beckman Coulter, Inc. is a global biomedical company, headquartered in
Fullerton, California. The company develops and markets instruments, chemistries, software and supplies that simplify and automate laboratory processes throughout the biomedical testing continuum. Through pioneering medical research and drug discovery, specialty testing, and patient care diagnostics, Beckman Coulter supports all phases of the battle against disease. Annual sales for the company totaled $2 billion in 2001, with 62% of this amount generated by recurring revenue from supplies, test kits and services. For more information, visit www.beckmancoulter.com.

About Orchid BioSciences
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Orchid BioSciences is the leading provider of services and products for profiling genetic uniqueness. Orchid's interlocking strategic business units address distinctive markets that together represent a unique balance of established, predictable growth, such as forensic and paternity DNA testing, and large upside potential, like pharmacogenetics-based personalized healthcare. All leverage Orchid's network of accredited genotyping laboratories, its leading technologies and its expertise in genetic analysis. Orchid provides identity genomics testing for forensics and paternity through Orchid Cellmark and Orchid GeneScreen. Orchid Diagnostics markets products and services for HLA genotyping, disease susceptibility testing and immunogenetics. Orchid GeneShield is developing pharmacogenetics-based programs designed to accelerate the adoption of personalized healthcare. Orchid provides advanced SNP genotyping services to pharmaceutical, biotechnology, agricultural and academic customers, and develops valuable SNP markers and assays. More information on Orchid can be found at www.orchid.com.


Orchid BioSciences Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Orchid's belief it will continue to leverage its SNP technology by providing innovative genoprofiling services to the growing identity genomics, agricultural and personalized healthcare sectors and Orchid's belief that it will continue to sharpen its business focus, reduce operating expenses, strengthen its cash balances and position itself to achieve profitability in the latter part of next year. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, and patent protection and litigation. These risks and other additional factors affecting Orchid's business are discussed in the "Forward-Looking Statements" section of Orchid's Form 10-Q for the quarterly period ended September 30, 2002 and the "Overview" and "Risk Factors" sections of Orchid's Annual Report on Form 10-K for the year ended December 31, 2001, each as filed with the Securities and Exchange Commission. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.